Independent Registered Public Accounting Film's Consent

The Board of Directors and Stockholders
Universal Fog, Inc.
Phoenix, Arizona

We consent to the use and inclusion in this Post Effective Amendment No. 1 of your Form SB-2 Registration Statement and the Prospectus, which is part of this Registration Statement, of our report dated April 10, 2007 on our audit of the consolidated financial statements of Universal Fog, Inc, at December 31, 2006 and for the years ended December 31, 2006 and 2005.

We also consent to the reference to our Firm under the caption "Experts" in the Registration Statement and Prospectus.

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants Dallas, Texas
June 29, 2007